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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form S-3 filed under Rule 462 (b) of our report dated September 11, 2000 relating to the financial statements of Edison Schools, Inc., which appears in such Registration Statement, and our report dated September 11, 2000 relating to the financial statements which appear in Edison Schools, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000, and which are incorporated into this Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.







PricewaterhouseCoopers LLP
Melville, New York
March 20, 2001